Filed Pursuant to Rule 433

Registration No. 333-172490

FINAL TERM SHEET

Philip Morris International Inc.

Dated May 10, 2011

2.500% Notes due 2016

4.125% Notes due 2021

Issuer:	Philip Morris International Inc.

Offering Format:	SEC Registered

Security:	2.500% Notes due May 16, 2016 (the “2016 Notes”)

4.125% Notes due May 17, 2021 (the “2021 Notes”)

Aggregate Principal Amount:	2016 Notes: $650,000,000

2021 Notes: $350,000,000

Maturity Date:	2016 Notes: May 16, 2016

2021 Notes: May 17, 2021

Coupon:	2016 Notes: 2.500%

2021 Notes: 4.125%

Interest Payment Dates:	2016 Notes: Semi-annually on each May 16 and November 16, commencing November 16, 2011

2021 Notes: Semi-annually on each May 17 and November 17, commencing November 17, 2011

Price to Public:	2016 Notes: 99.316% of principal amount

2021 Notes: 99.433% of principal amount

Underwriting Discount:	2016 Notes: 0.350%

2021 Notes: 0.450%

Net Proceeds:	2016 Notes: $643,279,000 (before expenses)

2021 Notes: $346,440,500 (before expenses)

Benchmark Treasury:	2016 Notes: 2.000% due 4/30/2016

2021 Notes: 3.625% due 2/15/2021

Benchmark Treasury Price / Yield:	2016 notes: 100-15+ / 1.897%

2021 notes: 103-18+ / 3.195%

Spread to Benchmark Treasury:	2016 Notes: +75bp

2021 Notes: +100bp

Yield:	2016 Notes: 2.647%

2021 Notes: 4.195%

Settlement Date (T+4):	May 16, 2011

CUSIP/ISIN:	2016 Notes: 718172 AJ8 / US718172AJ81

2021 Notes: 718172 AK5 / US718172AK54

Listing:	Application will be made to list the 2016 Notes and the 2021 Notes on the New York Stock Exchange

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

RBS Securities Inc.

Co-Managers:	Banca IMI S.p.A.

Barclays Capital Inc.

Goldman, Sachs & Co.

ING Financial Markets LLC

Santander Investment Securities Inc.

Allocations:	2016 Notes	2021 Notes
Credit Suisse Securities (USA) LLC	$173,355,000	$93,345,000
Deutsche Bank Securities Inc.	$173,355,000	$93,345,000
RBS Securities Inc.	$173,290,000	$93,310,000
Banca IMI S.p.A.	$26,000,000	$14,000,000
Barclays Capital Inc.	$26,000,000	$14,000,000
Goldman, Sachs & Co.	$26,000,000	$14,000,000
ING Financial Markets LLC	$26,000,000	$14,000,000
Santander Investment Securities Inc.	$26,000,000	$14,000,000

Total	$650,000,000	$350,000,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll free at 1-800- 221-1037, Deutsche Bank Securities Inc. toll free at 1-800-503-4611 or RBS Securities Inc. at 1-866-884-2071.